Exhibit 21.1
SUBSIDIARIES OF TOTAL SYSTEM SERVICES, INC.

Ownership		Place of
Percentage	Name	Incorporation
100%	Columbus Depot Equipment Company	Georgia
100%	TSYS Canada, Inc.	Georgia
100%	TSYS Total Debt Management, Inc.	Georgia
100%	Columbus Productions, Inc.	Georgia
100%	TSYS Loyalty, Inc.	Georgia
100%	TSYS Japan Co., Ltd.	Japan
100%	TSYS Technology Center, Inc.	Idaho
100%	ProCard, Inc.	Delaware
100%	TSYS Staffing Services, Inc.	Georgia
100%	TSYS Servicos de Transacoes Eletronicas Ltda	Brazil
100%	Total System Services Holding Europe LP	England
	100% Total System Services Sales Europe Limited	England
	100% Total System Services Processing Europe Limited	England
	100% TSYS Europe (Netherlands) B.V.	Netherlands
	100% TSYS Europe (Spain) S.L.	Spain
	100% TSYS Europe (Deutschland) GmBH	Germany
	100% TSYS Europe (Italia) S.r.l	Italy
	100% TSYS Bermuda Limited	Bermuda
	100% TSYS Card Tech Holding Limited	England
	100% TSYS Card Tech Research Limited	England
	100% TSYS Card Tech Limited	England
	100% TSYS Card Tech Services Limited	Cyprus
	100% TSYS Card Tech Services (Malaysia) Limited	Malaysia
	100% TSYS Card Tech Services India Private Limited	India
	55% TSYS Managed Services EMEA Limited	England
	100% TSYS Managed Services EMEA B.V.	Netherlands
	100% TSYS Managed Services EMEA (Netherlands) B.V.	Netherlands
100%	TSYS Acquiring Solutions, L.L.C.	Delaware
	100% TSYS POS Systems and Services, L.L.C.	Delaware
100%	Merlin Solutions L.L.C.	Maryland
51.46%	GP Network Corporation	Japan
49%	Total System Services de Mexico, S.A. de C.V.	Mexico
	100% TSYS Servicios Corporativos	Mexico
44.56%	China Unionpay Data Services Company Limited	China